August 22, 2005



Mr. C. Nicholas Keating, Jr.
President and Chief Executive Officer
Network Equipment Technologies, Inc.
6900 Paseo Padre Parkway
Fremont, CA  94555-3660

Re:	Network Equipment Technologies, Inc.
	Form 10-K for Fiscal Year Ended March 25, 2005
	Filed June 3, 2005


Dear Mr. Keating:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.

Very truly yours,



      Kathleen Collins
							Accounting Branch Chief
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Dynatem, Inc.
May 25, 2005
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